EXHIBIT 99.1

USA Equities Corp. Issues Updated September 2021 Investor Presentation

●	Superior Business Model and Strategic Position Validated By Growing Client Base and Product Portfolio
●	Addressable Market Opportunity Includes Over 250,000 Independent Primary Care Physicians
●	Favorably Aligned with Industry Drivers Including Increasing Acceptance of Digital Medicine and Virtual Care Services by Third Party Payers
●	Active Pipeline of New Product Growth Opportunities To Leverage Across Expanding Distribution Network and Customer Footprint
●	Successful Capital Raise Increases Financial Flexibility to Execute on Growth Strategy

West Palm Beach, FL – September 22, 2021 – USA Equities Corp. (OTCQB: USAQ), a company focused on increasing physician revenues through value-based healthcare solutions and physician-directed digital medicine, today announced that it added a comprehensive investor presentation to the Company’s website highlighting USAQ’s growth strategy, recent milestones, key accomplishments and detailed discussion of product technology and business model.

The Company’s share price as of the close of business September 21, 2021 was $0.78 per share, Litchfield Hills Research has an investment rating of Buy on USAQ with a target price of $5 per share and views the stock as inexpensive on an absolute and relative basis. The market cap is currently at a low of $6.8 million compared to many peer companies with $50-100 million market capitalization.

“Our AllergiEnd® product portfolio continues to resonate in the physician market place with a growing customer base and strong value proposition. I am very excited about the future prospects for USA Equities and believe we offer a compelling and undervalued investment opportunity given our proprietary targeted solutions and sizable and growing addressable markets,” stated USAQ Chief Executive Officer Troy Grogan.

“Our market opportunity is comprised of over 250,000 independent U.S. primary care physicians. There are also over sixty million Americans with allergic disorders with an expected decline in the number of full-time-equivalent allergists and immunologists, but increasing patient demand. From an industry perspective, the COVID-19 pandemic has also heightened the need for and acceptance of digital medicine and reliance on virtual care, a trend on which our business model is strongly aligned with.

“Our visibility in the investment community is also increasing. In August, we announced a successful capital raise of $750,000 from an institutional investment fund. The proceeds will be focused on accelerating the growth of our medical practitioner customer base and expanding our portfolio of digital medicine applications” concluded Grogan. The following are some of the items discussed in the investor presentation, which can be accessed by going to https://www.usaqcorp.com/presentations:

●	Key company milestones highlighting significant financial and strategic progress over the past year;
●	Detailed discussion of proprietary AllergiEnd® product line including FDA-cleared diagnostic equipment and products allowing primary care providers to diagnose and treat many common chronic allergies in their offices;
●	Highlights of QHSLab, a cloud-based software and IT system that scales to allow a virtually unlimited number of user sessions to be activated with high availability in most geographic regions;
●	Profiles of USAQ’s management and medical advisory team which has a synergistic mix of industry experience, including comprehensive medical manufacturing and business development backgrounds; and
●	Discussion of alignment with industry growth drivers including significantly underserved U.S. allergy patient base, increasing acceptance of telemedicine by third party payers and aging population with rising health needs

About USA Equities Corp.

USA Equities Corp. (OTCQB: USAQ) is a medical device company providing digital medicine solutions and point of care diagnostic tests to primary care physicians. Digital medicine allows doctors to quickly and effectively assess their patients’ response to healthcare screening using advanced artificial intelligence algorithms. Digital medicine can also remotely monitor patients’ vital signs and evaluate the effects of newly prescribed medicines and treatments on their patients’ health through real time data that is transferred from patient to doctor. USAQ also markets and sells point of care, rapid response diagnostic tests which are used in the primary care practice. USAQ’s products and services are designed to help physicians improve patient monitoring and medical care while also improving the service revenues of their practice.

For additional information, visit the Company’s website at www.USAQCorp.com

Forward-Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, future products and potential future results and acquisitions, are examples of such forward-looking statements. Forward-looking statements are generally identified by words such as ‘may,’ ‘could,’ ‘believes,’ ‘estimates’, ‘targets’, ‘expects’, or ‘intends’ and other similar words that express risks and uncertainties. These statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of the introduction of new products and the acceptance of these products, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor & Media Contact:

Olivia Giamanco
USA Equities Corp
(929) 379-6503
IR@USAQCORP.COM